Exhibit 10.1

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is dated as of April 16, 2003, and is by and among (1) Elgar Holdings, Inc., a Delaware corporation (“EHI”), (2) J.F. Lehman Equity Investors I, L.P. (“JFL”), (3) each of the parties listed on Exhibit A hereto under the heading “Consenting Shareholders” (each, a “Consenting Shareholder”) which beneficially own in the aggregate (a) 10,000 shares (subject to increase as a result of the issuance of additional shares in payment of dividends) of EHI’s Series A 10% Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), (b) 679 shares of EHI’s Series B 6% Cumulative Convertible Preferred Stock (“Series B Preferred Stock”) and (c) 543 shares of EHI’s Series C 6% Cumulative Convertible Preferred Stock (“Series C Preferred Stock”), and (4) OCM Principal Opportunities Fund II, L.P. (“POF”) and OCM/GFI Power Opportunities Fund, L.P. (“Power”, and together with POF, the “Consenting Noteholders”), which together beneficially own $66,050,000 in aggregate principal amount of EHI’s 9-7/8% Senior Notes due 2008 (the “Existing Notes”) issued under that certain indenture dated as of February 3, 1998 (as amended or supplemented, the “Indenture”), between JFL-EEC Merger Sub Co., a Delaware corporation and predecessor to EHI, and The Bank of New York (as successor trustee to United States Trust Company of New York), as trustee (the “Trustee”), as modified and amended by that certain First Supplemental Indenture dated as of February 3, 1998, by and among EHI, subsidiaries of EHI listed on the signature pages thereto and the Trustee and that certain Second Supplemental Indenture dated as of May 29, 1998, by and among EHI, subsidiaries of EHI listed on the signature pages thereto and the Trustee.  For purposes hereof, the Consenting Shareholders and the Consenting Noteholders shall collectively be referred to as the “Consenting Holders” and each individually shall be referred to as a “Consenting Holder”.

RECITALS

A.                                   EHI, JFL and the Consenting Holders have engaged in good faith negotiations with the objective of reaching an agreement with regard to a financial restructuring of EHI involving the Existing Notes and its outstanding equity securities.

B.                                     EHI, JFL and the Consenting Holders now desire to implement a financial restructuring (the “Financial Restructuring”) of EHI on substantially the terms set forth herein and in the term sheet (the “Term Sheet”) attached hereto as Exhibit B.  Unless this Agreement otherwise requires, the term “Financial Restructuring” shall not include the transactions described in paragraph C below.

C.                                     In connection with the Financial Restructuring, POF, Power, EHI and JFL desire that certain bridge financing be provided to Elgar Electronics Corporation, a wholly owned subsidiary of EHI (“Elgar”), through:

(1)                                  the extension by POF and Power of bridge loans in an aggregate amount of $25,000,000 to Elgar evidenced by bridge notes (the “Bridge Notes”) issued pursuant to a loan agreement, the form of which loan agreement is attached as Exhibit C hereto, and the application of the proceeds from the Bridge Notes for (i) the repayment in full of outstanding revolver and term loan borrowings under Elgar’s senior secured credit facility with Ableco Finance, LLC (the “Cerberus Credit Facility”), (ii) the payment of $250,000 in renewal and other fees under the Cerberus Credit Facility, (iii) the payment of funding fees to POF and Power on account of the Bridge Notes, (iv) the payment or reimbursement of certain reasonable and documented third party legal and accounting expenses of POF, Power, JFL and EHI on account of work up to and including the date of the Bridge Notes and (v) the remaining balance to be applied to Elgar’s cash reserves and working capital, in each case, as described herein and in the Term Sheet (the “Bridge Loans”); and

(2)                                  in connection with and as an inducement to the issuance of the Bridge Notes (i) the deposit by JFL or its affiliate of up to $6,000,000 in cash or such other amount as described in Section 8(c) below (the “Collateral”) in an account for the benefit of the holders of the Bridge Notes in support of a guaranty of the Bridge Notes, and (ii) to the extent that the fees paid or payable under the Cerberus Credit Facility as described in clause (1)(ii) of this Recital C exceed $250,000 (the “Excess Cerberus Liabilities”), and to the extent that the amount of the Collateral is less than $5,700,000 as of the business day immediately prior to the date of commencement of the Exchange Offer, as more fully described in Section 8(c) below (the “Collateral Shortfall” and, together with the Excess Cerberus Liabilities, the “JFL Obligation”), JFL shall, or shall cause its affiliate to, purchase additional New Notes, Series D Preferred Stock and New Common Stock (each as defined below) in the same proportions as, and as part of, the New JFL Investment (as defined below) for cash in an aggregate amount equal to the sum of the Excess Cerberus Liabilities and the Collateral Shortfall, in each case, as described herein and in the Term Sheet.

D.                                    EHI, JFL and the Consenting Holders desire to consummate the Financial Restructuring through:

(1)                                  an exchange offer as described herein and in the Term Sheet by EHI for all $90,000,000 of the Existing Notes in exchange for (i) $60,000,000 of EHI’s 9% Senior Notes due February 1, 2008 (the “New Notes”), with the principal terms as described in Exhibit D hereto, (ii) $30,000,000 in stated liquidation value of EHI’s Series D 10.5% Senior Cumulative Redeemable Preferred Stock, due February 1, 2008 (the “Series D Preferred Stock”) and (iii) 750,000 shares of new Class A Common Stock of the Company, par value $0.01 per share (the “New Common Stock”), representing 75% of the New Common Stock to be outstanding upon consummation of the Financial Restructuring but without giving effect to the New JFL Investment and assuming no Existing Notes are purchased pursuant to the Cash Alternative (as defined below) (the “Exchange Offer”); provided that the Exchange Offer may offer holders of Existing Notes the option to exchange their Existing Notes for cash in amounts as may be determined by the Consenting Noteholders (the “Cash Alternative”); provided further that holders of Existing Notes who participate in the Exchange Offer shall not be entitled to receive interest accrued on the Existing Notes from February 1, 2003, and no value shall be paid in respect of such accrued interest with respect to holders who elect to accept the Cash Alternative;

(2)                                  the restatement and amendment of EHI’s certificate of incorporation, the form of which is attached as Exhibit E hereto, to reclassify EHI’s outstanding common stock, par value $0.01 per share (the “Old Common Stock”), Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the “Old Equity Securities”) into an aggregate of (i) $3,500,000 in stated liquidation value of Series D Preferred Stock and (ii) 250,000 shares of New Common Stock, representing 25% of the New Common Stock to be outstanding upon consummation of the Financial Restructuring but without giving effect to the New JFL Investment and assuming no Existing Notes are purchased pursuant to the Cash Alternative, with the holders of

Series A Preferred Stock to be allocated, pro rata, $3,500,000 in stated liquidation value of the Series D Preferred Stock and 125,000 shares of New Common Stock, and the holders of the Old Common Stock, Series B Preferred Stock and Series C Preferred Stock to be allocated pro rata, on a fully diluted, as-converted basis, 125,000 shares of New Common Stock (the “Charter Amendment”);

(3)                                  the cancellation of all outstanding warrants (the “Warrants”) held by the Consenting Shareholders to purchase an aggregate of 707,488 shares of Old Common Stock;

(4)                                  consent solicitations pursuant to which EHI will seek to obtain consents to (i) certain modifications to the Indenture, the form of which is attached as Exhibit F hereto (the “Indenture Amendment”) and (ii) a prepackaged bankruptcy of EHI in the event that the Exchange Offer is not consummated which prepackaged bankruptcy shall seek to replicate the successful completion of the Financial Restructuring as contemplated herein and in the Term Sheet (other than the Cash Alternative) subject to such changes as may be required under applicable Bankruptcy Laws (as defined below) in order to make the plan of reorganization thereunder confirmable (the “Contingency Plan”); provided, that such changes shall be approved by POF and Power in their sole discretion;

(5)                                  the amendment or refinancing of the Bridge Loans, as described herein and in the Term Sheet (the “Credit Facility Amendment”);

(6)                                  implementation of a new management incentive plan as described in the Term Sheet (the “Management Incentive Plan”); and

(7)                                  the transfer of the Collateral to EHI by POF and Power on JFL’s behalf in exchange for the issuance by EHI to JFL or its affiliate of up to (i) $8,000,000 of New Notes, (ii) $4,000,000 in stated liquidation value of Series D Preferred Stock and (iii) 100,000 shares of New Common Stock as described herein and in the Term Sheet (the “New JFL Investment”); provided that to the extent that less than $6,000,000 in cash is deposited as the Collateral on or prior to the business day immediately prior to the date of commencement of the Exchange Offer (as described in Section 8(c) below), the amount of New Notes, Series D Preferred Stock and shares of New Common Stock to be issued by EHI to JFL or its affiliate as the New JFL Investment shall be proportionately reduced; and provided further that the amount of New Notes, Series D Preferred Stock and shares of New Common Stock to be issued by EHI to JFL or its affiliate as the New JFL Investment shall be proportionately increased to the extent that JFL or its affiliate is required to purchase for cash such New Notes, Series D Preferred Stock and shares of New Common Stock in an amount equal to the sum of the Excess Cerberus Liabilities and the Collateral Shortfall as described herein and in the Term Sheet.

E.                                      To expedite and ensure the implementation of the Financial Restructuring, each of POF and Power is prepared to commit, on the terms and subject to the conditions of this Agreement, to extend the Bridge Loans and to perform its other obligations hereunder with respect thereto.

F.                                      To expedite and ensure the implementation of the Financial Restructuring, JFL is prepared to commit, on the terms and subject to the conditions of this Agreement, to deposit the

Collateral, to make or cause its affiliate to make the New JFL Investment, to vote or cause its affiliates to vote in favor of the transactions contemplated hereby and to perform its other obligations hereunder with respect thereto.

G.                                     To expedite and ensure the implementation of the Financial Restructuring, each of the Consenting Noteholders is prepared to commit, on the terms and subject to the conditions of this Agreement, (i) to deliver, or cause its affiliates to deliver, a consent with respect to the modifications to the terms of the Existing Notes pursuant to the Indenture Amendment, (ii) to tender, or cause its affiliates to tender, for exchange in the Exchange Offer its Existing Notes pursuant to the terms of the Exchange Offer and (iii) to perform its other obligations hereunder with respect thereto.

H.                                    To expedite and ensure the implementation of the Financial Restructuring, each of the Consenting Shareholders is prepared to commit, on the terms and subject to the conditions of this Agreement, (i) to vote in favor of the Charter Amendment, (ii) to become a party to the new Stockholders Agreement to be entered into upon consummation of the Financial Restructuring, the form of which is attached as Exhibit G hereto (the “New Stockholders Agreement”), (iii) to consent to the termination of the current Shareholders Agreement (the “Old Shareholders Agreement”), (iv) to consent to the termination of the Warrants and the related Warrantholder Registration Rights Agreement and (v) to perform its other obligations hereunder with respect thereto.

I.                                         To expedite and implement the Financial Restructuring, EHI is prepared to commit to commencing (i) the Exchange Offer, (ii) the consent solicitation with respect to the Indenture Amendment, the Charter Amendment and the Contingency Plan and (iii) the other transactions contemplated hereby as expeditiously as possible.

J.                                        EHI, JFL and the Consenting Holders are prepared to vote for (or cause their respective affiliates to vote for) and to implement the Contingency Plan if the Exchange Offer as contemplated herein is not consummated.

TERMS

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EHI, JFL and each Consenting Holder hereby agree as follows:

1.                                       Means For Effectuating the Bridge Financing and the Financial Restructuring.  EHI, JFL, Power and POF intend that the bridge financing for Elgar shall be accomplished by the extension of the Bridge Loans, the deposit of the Collateral and the agreement of JFL to purchase or cause its affiliate to purchase additional New Notes, Series D Preferred Stock and New Common Stock as part of the New JFL Investment for cash in an aggregate amount equal to the Excess Cerberus Liabilities, if any, on the terms described herein and in the Term Sheet.  EHI, JFL and the Consenting Holders intend that the Financial Restructuring shall be accomplished by (1) the Exchange Offer, (2) the Charter Amendment, (3) the cancellation of the Warrants, (4) the Indenture Amendment, (5) the Credit Facility Amendment, (6) entering into the New Stockholders Agreement, (7) the implementation of the Management Incentive Plan and (8) the New JFL Investment (including the Collateral Shortfall, if any, but excluding the Excess Cerberus Liabilities, if any), all to occur, if at all, substantially contemporaneously, on the terms described herein and in the Term Sheet.  EHI, JFL and the Consenting Holders further intend that, in the event that the Exchange Offer is not consummated, the Financial Restructuring shall be effected through the Contingency Plan.

2.                                       Lockup Period.  For a period commencing with the date hereof until the earlier to occur of (i) termination of the applicable Consenting Holder’s obligations under this Agreement pursuant to Section 9 hereof and (ii) consummation of the Exchange Offer (such period, the “Lockup Period”), each of the Consenting Holders hereby agrees not to sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly any Existing Notes, Warrants or Old Equity Securities beneficially owned by it (including Existing Notes (“Future Notes”) or Old Equity Securities (“Future Shares”) acquired by it beneficially after the date hereof, except as required pursuant to the Financial Restructuring), unless the transferee thereof agrees in writing for the benefit of the other parties hereto to be bound by all of the terms of this Agreement and executes a counterpart signature page of this Agreement and the transferor provides EHI with a copy thereof.  This Agreement shall in no way be construed to preclude the Consenting Holders from acquiring additional Existing Notes and/or Old Equity Securities; provided that any additional Existing Notes and/or Old Equity Securities so acquired shall automatically be deemed to be subject to all of the terms and conditions of this Agreement for so long as this Agreement remains in effect.

3.                                       Ownership and Authority; Voting and Tendering; Confidentiality.

a.               Each of the Consenting Holders represents (as to itself only) that, as of the date hereof, it is the beneficial owner of the Existing Notes, Old Equity Securities or Warrants, as the case may be, set forth opposite its name on Exhibit A hereto, and further represents that such Consenting Holder does not beneficially own any other shares of capital stock or indebtedness of EHI or its subsidiaries (except, in the case of POF and Power, the Bridge Notes), and in the case of any Future Notes and/or Future Shares acquired by it or any of its affiliates, on the date such Consenting Holder or affiliate acquires such Future Notes and/or Future Shares, such Consenting Holder will be the beneficial owner of such Future Notes and/or Future Shares (as the case may be).  The Existing Notes beneficially owned and any Future Notes beneficially owned by any particular Consenting Holder are hereinafter sometimes referred to as its “Relevant Notes”; the Old Equity Securities and any Future Shares beneficially owned by any particular Consenting Holder are hereinafter sometimes referred to as its “Relevant Shares”; and the Relevant Notes and the Relevant Shares beneficially owned by any particular Consenting Holder are hereinafter sometimes referred to as its “Relevant Securities”.

b.              Each Consenting Noteholder agrees (as to itself only), subject to Section 9(b) and to the conditions that (i) the material terms of the applicable agreements implementing the Financial Restructuring are the terms set forth herein, (ii) all conditions precedent to the Financial Restructuring shall have been satisfied or waived, (iii) other than with respect to the Restructuring Documents (as defined below) the forms of which are attached as Exhibits hereto (provided that the terms of the New Notes and the Indenture Amendment attached as Exhibits D and F, respectively, hereto shall be subject to such changes as may be reasonably requested by the relevant trustee), the final documents applicable to such Consenting Noteholder and required to be executed in connection with the Exchange Offer are in a form reasonably satisfactory to such Consenting Noteholder and all agreements required to be executed upon consummation of the Exchange Offer have been entered into by all applicable parties and have become effective (provided that this condition shall be deemed satisfied if the only condition to the effectiveness of any such agreement is the execution and delivery of such agreement by such Consenting Noteholder) and (iv) this Agreement shall not have been terminated pursuant to Section 9 hereof, that such Consenting Noteholder (1) shall deliver a consent with respect to its Relevant Notes to modify the terms of the Indenture pursuant to the applicable Indenture Amendment, (2) shall become a party to the New Stockholders Agreement upon consummation of the Financial Restructuring, (3) shall tender all, and shall not withdraw any, of its Relevant Notes in the Exchange Offer pursuant to the terms of the Restructuring Documents in exchange for New Notes, Series D Preferred Stock and New Common Stock and shall not elect the Cash Alternative and (4) shall deliver a consent with respect to its Relevant Notes to vote in favor of and to implement the prepackaged bankruptcy of EHI pursuant to the Contingency Plan in the event that the Exchange Offer is not consummated.

c.               Each Consenting Shareholder agrees (as to itself only), subject to Section 9(b) and to the conditions that (i) the material terms of the applicable agreements implementing the Financial Restructuring are the terms set forth herein, (ii) other than with respect to the Restructuring Documents the forms of which are attached as Exhibits hereto (provided that the terms of the New Notes and the Indenture Amendment attached as Exhibits D and F, respectively, hereto shall be subject to such changes as may be reasonably requested by the relevant trustee), the final documents applicable to such Consenting Shareholder and required to be executed in connection with the Exchange Offer are in a form reasonably satisfactory to such Consenting Shareholder and all agreements required to be executed upon consummation of the Exchange Offer have been entered into by all applicable parties and have become effective (provided that this condition shall be deemed satisfied if the only condition to the effectiveness of any such agreement is the execution and delivery of such agreement by such Consenting Shareholder) and (iii) this Agreement shall not have been terminated pursuant to Section 9 hereof, that such Consenting Shareholder (1) shall vote its Relevant Shares to approve the Charter Amendment, (2) shall become a party to the New Stockholders Agreement upon consummation of the Financial Restructuring, (3) shall consent to the termination of the Old Shareholders Agreement, (4) shall consent to the termination of the Warrants and the related Warrantholder Registration Rights Agreement and (5) shall deliver a consent with respect to its Relevant Shares to vote in favor of and to implement the prepackaged bankruptcy of EHI pursuant to the Contingency Plan in the event that the Exchange Offer is not consummated.

d.              Each Consenting Shareholder agrees to the terms and conditions of that certain letter agreement, dated January 14, 2003, among JFL and the Consenting Noteholders (the “Confidentiality Agreement”) attached hereto as Exhibit H and pursuant to which each Consenting Shareholder agrees, among other things, to keep Confidential Information (as defined therein) confidential in accordance with the Confidentiality Agreement.

4.                                       Preparation of Documents.  Promptly upon execution of this Agreement, and to effect the Financial Restructuring, except as noted below, counsel for EHI and JFL shall prepare (and counsel for EHI and JFL and counsel for the Consenting Holders shall negotiate) all of the documentation necessary in the reasonable judgment of counsel for EHI and JFL and counsel for the Consenting Holders to implement the Financial Restructuring, including but not limited to the following (in addition to those the forms of which are attached as Exhibits hereto):

a.               the exchange offer and consent solicitation statement (including the consent and letter of transmittal), providing for the Exchange Offer and the Indenture Amendment and the Contingency Plan;

b.              a plan of reorganization for the Contingency Plan;

c.               an indenture with respect to the New Notes to be issued to Consenting Noteholders and other holders of Existing Notes who tender their respective Relevant Notes (or other Existing Notes) in the Exchange Offer;

d.              an agreement with The Bank of New York, or such other trustee as may be agreed by EHI, JFL and the Consenting Noteholders, to act as exchange agent for the Exchange Offer;

e.               the Management Incentive Plan;

f.                 the Credit Facility Amendment; provided that counsel for POF and Power shall prepare such documents with respect to any amendment to the Bridge Loans or refinancing thereof by POF, Power or any of their affiliates;

g.              a subscription agreement relating to the New JFL Investment; and

h.              the consent solicitation statement to be mailed to the holders of Old Equity Securities seeking, among other things, their approval of the Charter Amendment and the Contingency Plan.

The Charter Amendment, the New Stockholders Agreement, the Indenture Amendment, the Bridge Notes, the documents relating to the deposit of the Collateral and the New JFL Investment and the other documents referred to in (a) through (h) above are referred to herein as the “Restructuring Documents”.

5.                                       Other Undertakings.  EHI hereby agrees to use its reasonable best efforts to obtain approval of the Charter Amendment by its shareholders entitled to vote thereon and to comply with its obligations hereunder.  JFL agrees to (a) use its reasonable best efforts to cause EHI to comply with its obligations hereunder and (b) vote, or cause its affiliates who own or possess the power to direct the vote of voting shares of stock of EHI to vote, in favor of the Charter Amendment, to deliver a consent to vote in favor of and to implement the prepackaged bankruptcy of EHI pursuant to the Contingency Plan in the event that the Exchange Offer is not consummated and to provide any other consents, or execute any other documents, certificates or instruments, or take any other action necessary or appropriate to effectuate the Financial Restructuring.  EHI shall keep the Consenting Holders apprised of the status of matters relating to completion of the Financial Restructuring and the other transactions contemplated thereby, including promptly furnishing the Consenting Holders with copies of (i) any amendments or supplements to any of the Restructuring Documents in advance of any mailing to the applicable security holders and (ii) any notice or other material communications received by EHI from any federal, state or other government, governmental or regulatory agency or body, court of self-regulatory organization, domestic or foreign, with respect to the Financial Restructuring and the other transactions contemplated thereby.

6.                                       Timetable.  The parties shall use their reasonable best efforts so that (i) the Exchange Offer is commenced on or prior to May 15, 2003 and all Restructuring Documents related to the Exchange Offer are completed by May 12, 2003 and (ii) the Financial Restructuring is completed by July 30, 2003 (provided, that confirmation of the Contingency Plan by the bankruptcy court may occur after such date so long as the related proceedings with respect thereto shall have been commenced prior to such time).

7.                                       Support of the Financial Restructuring.  EHI, JFL and each Consenting Holder will use its reasonable best efforts to promptly consummate the Financial Restructuring on the terms and subject to the conditions set forth herein.   None of EHI, JFL or the Consenting Holders shall object to the consummation of the Financial Restructuring or otherwise commence any proceeding to oppose, materially delay or alter the Financial Restructuring or any Restructuring Documents so long as this Agreement is in effect and the Restructuring Documents contain terms and conditions no less favorable to the Consenting Holders in any material respect to those contained herein, subject, in the event of the Contingency Plan, to such changes as may be required under applicable Bankruptcy Laws to make the plan of reorganization thereunder confirmable as the same shall be approved by POF and Power in their sole discretion.

8.                                       Bridge Loans; Collateral; New JFL Investment.

a.               Each of EHI, JFL, POF and Power will use its reasonable best efforts to promptly complete and negotiate all Restructuring Documents required to effectuate the Bridge Loans on the terms and subject to the conditions set forth herein and in the Term Sheet.

b.              Upon satisfactory completion of such Restructuring Documents required to effectuate the Bridge Loans and the satisfaction or waiver of any conditions thereunder to the funding of the Bridge Loans, (i) POF and Power shall extend the Bridge Loans to Elgar, and EHI shall cause Elgar to issue the Bridge Notes and to apply the proceeds from the Bridge Notes in accordance with the terms set forth herein and in the Term Sheet; provided that as a condition to the making of the Bridge Loans: (1) EHI shall have received a draft audit report for the fiscal year ended December 28, 2002 from EHI’s current auditor (a copy of which shall be delivered to POF and Power) on or before the issuance of the Bridge Notes which draft shall be satisfactory in all respects to POF and Power, and POF and Power shall have had, and be satisfied in all respects with, discussions with EHI’s current auditor regarding the content and delivery thereof; provided, that as soon as available, but not later than three business days after the issuance of the Bridge Notes, a copy of the signed audit report relating to the financial statements for the fiscal year ending December 28, 2002, substantially in the form of the draft previously submitted, shall be delivered to POF and Power and (2) POF and Power shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of EHI with respect to the receipt of commitments to deliver the requisite consents from the holders of Old Equity Securities to effectuate the Charter Amendment and (ii) JFL shall, or shall cause its affiliate to, deposit the Collateral to be held in accordance with the terms set forth herein and in the Term Sheet, including the transfer of the Collateral to EHI upon consummation of the Exchange Offer to effectuate the New JFL Investment, and POF and Power shall have received a certificate of a managing member of the sole general partner of JFL setting forth the amount of the Collateral and the method of determination thereof.

(c)          Notwithstanding anything herein to the contrary, to the extent that JFL is unable to obtain consents from its limited partners in order provide the full $6,000,000 in cash of Collateral (which shall be evidenced in the certificate referenced in clause (b)(ii) above), the obligation of JFL to deposit the Collateral shall be deemed to be satisfied if JFL or its affiliate provides not less than $4,800,000 in cash of Collateral (in which event the New JFL Investment (other than pursuant to the JFL Obligation) shall be reduced to an amount equal to the Collateral so provided and the New Notes, Series D Preferred Stock and New Common Stock to be issued by EHI in connection with the New JFL Investment (other than pursuant to the JFL Obligation) shall be proportionately reduced).  Notwithstanding the foregoing, JFL or its affiliate shall be entitled to, but shall not be obligated to, increase the amount of Collateral on or prior to the business day immediately prior to the date of commencement of the Exchange Offer up to the full $6,000,000, in which case the New JFL Investment (other than pursuant to the JFL Obligation) and the New Notes, Series D Preferred Stock and New Common Stock issuable in connection therewith shall be proportionately increased; provided, however, that if the total amount of Collateral on the business day immediately prior to the date of commencement of the Exchange Offer is less than $5,700,000, such Collateral Shortfall shall be added to the Excess Cerberus Liabilities and, upon the issuance of the Bridge Notes, by execution of this Agreement, JFL shall be deemed to have committed to purchase, or to cause its affiliate to purchase, additional New Notes, Series D Preferred Stock and New Common Stock in the same proportions as, and as part of, the New JFL Investment for cash in an aggregate amount equal to the sum of the Excess Cerberus Liabilities and the Collateral Shortfall, if any, provided that such subsequent purchase of New Notes, Series D Preferred Stock and New Common Stock may be deferred by JFL or its affiliate until cash interest (if any) in excess of (a) $324,000 in the twelve months following the closing of the Exchange Offer; (b) $340,000 in the twelve months commencing on the one-year anniversary of the closing of the Exchange Offer; (c) $356,000 in the twelve months commencing on the two-year anniversary of the closing of the Exchange Offer; (d) $376,000 in the twelve months commencing on the three-year anniversary of the closing of the Exchange Offer; and (d) $400,000 in the twelve months commencing on the four-year anniversary of the closing of the Exchange Offer (such amounts the “Tax Thresholds”), has been actually paid to JFL or its affiliate on account of the New Notes initially acquired by such parties as part of the New JFL Investment, in which cases, only the amount of such cash interest actually paid to JFL or its affiliate in excess of the applicable Tax Thresholds shall be applied during the applicable period for such subsequent purchases.

9.                                       Conditions; Termination.

a.               The obligations of JFL or EHI, as applicable, to consummate the Financial Restructuring are subject to satisfaction (or waiver by JFL in its discretion) of the following conditions:  (i) the Consenting Holders shall have performed in all material respects their respective obligations hereunder, (ii) there shall not have occurred and be continuing any order, decree or ruling by any court or governmental body having jurisdiction which restrains or enjoins the consummation of or renders illegal the transactions contemplated hereby or any action, proceeding, claim or counterclaim by any governmental body or before any court, authority, agency or tribunal (other than any action, proceeding, claim or counterclaim by the party seeking to terminate its obligations hereunder) that challenges any transaction contemplated by the Financial Restructuring which would reasonably be expected to prohibit, prevent or materially restrict, limit or delay the consummation of such transaction or any other transaction contemplated by the Financial Restructuring (an “Adverse Governmental Ruling”) and (iii) no other person shall have filed a petition or commenced a proceeding against EHI or any of its subsidiaries under any provision of any applicable bankruptcy or insolvency laws, whether state, federal or foreign (collectively, “Bankruptcy Laws”).  In the event of failure of one or more of the foregoing conditions, JFL may, by written notice to the Consenting Holders, terminate this Agreement; provided, that such right to terminate shall not be available to JFL if the Contingency Plan would be required to be implemented pursuant to this Agreement and the Term Sheet or if JFL or EHI has breached in any material respect its obligations under this Agreement, which breach shall have proximately contributed to the occurrence of the failure of the Financial Restructuring to be consummated.

b.              The obligations of each Consenting Holder to consummate the Financial Restructuring are subject to satisfaction (or waiver by such Consenting Holder in its discretion) of the following conditions: (i) there shall not have occurred since December 28, 2002 and prior to closing of the Financial Restructuring any material adverse change in the business, financial condition, properties, assets or prospects of EHI and its subsidiaries taken as a whole, (ii) EHI, JFL and each other Consenting Holder shall have performed in all material respects their respective obligations hereunder, including entering into the New Stockholders Agreement, the making of the New JFL Investment and terminating all outstanding Warrants, as applicable, (iii) the Financial Restructuring shall have received the requisite corporate approvals by the shareholders of EHI to the Charter Amendment, (iv)  the Credit Facility Amendment shall have become effective, (v) 100% of the Existing Notes shall be validly tendered and not withdrawn in the Exchange Offer and consents to the Indenture Amendment shall be delivered with respect to all such Existing Notes, (vi) the Charter Amendment shall have become effective, (vii) there shall be no material adverse effect on EHI for tax purposes related to the Exchange Offer (it being understood that a reduction in net operating losses and tax basis in assets is acceptable but that a material cash tax liability related to the transaction would not be acceptable), (viii) no Adverse Governmental Ruling shall have occurred and be continuing, (ix) neither EHI nor any of its subsidiaries shall have filed a petition or commenced a proceeding under any provision of any applicable Bankruptcy Laws, and no other person shall have filed a petition or commenced a proceeding against EHI or any of its subsidiaries under any provision of any applicable Bankruptcy Law, (x) the Restructuring Documents shall be reasonably satisfactory to the Consenting Holders and shall not provide for or be modified in a manner that is materially adverse to the Consenting Holders or materially inconsistent with any of the material terms or conditions of this Agreement or the Term Sheet, (xi) EHI shall not have withdrawn or revoked the Exchange Offer or have announced publicly its intention not to pursue the Exchange Offer, (xii) the Management Incentive Plan shall have been approved and implemented, (xiii) the Financial Restructuring shall have received any other material necessary consents from third parties, (xiv) EHI shall have received an opinion with respect to its solvency from a nationally recognized investment banking or accounting firm or such other firm acceptable to POF and Power and (xv) EHI and its subsidiaries shall have operated their businesses in the ordinary course since December 28, 2002, except as contemplated hereby, consistent with past practices, through and including the closing of the Exchange Offer.  In the event of failure of one or more of such conditions applicable to a Consenting Holder, such Consenting Holder may, by written notice to JFL, terminate this Agreement; provided, that such right to terminate shall not be available to a Consenting Holder if the Contingency Plan would be required to be implemented pursuant to this Agreement and the Term Sheet or if such Consenting Holder has breached in any material respect its obligations under this Agreement, which breach shall have proximately contributed to the occurrence of the failure of the Financial Restructuring to be consummated.

c.               Any party hereto may terminate its obligations hereunder if the Financial Restructuring is not completed on or before July 30, 2003; provided, that confirmation of the Contingency Plan by the bankruptcy court may occur after such date so long as the related proceedings with respect thereto shall have been commenced prior to such time.

d.              In the event of termination of this Agreement by EHI or JFL pursuant to this Section 9, the Financial Restructuring shall also be terminated. In the event of the termination of this Agreement by a Consenting Holder pursuant to this Section 9, the Financial Restructuring shall also be terminated unless the remaining parties hereto reasonably determine in good faith that the requisite consents are nonetheless reasonably obtainable in order to effect the Financial Restructuring on the terms and conditions described herein, in which case this Agreement shall not terminate as to the non-terminating parties.  Subject to the preceding sentence, upon the termination of this Agreement, the obligations of JFL, EHI and each Consenting Holder shall cease and no nonbreaching party will have any liability to any other party hereunder; provided, however, that no such termination shall relieve any party from liability for any willful breach of this Agreement prior to the effectiveness of such termination.  Upon the termination of this Agreement by a party hereto after which, upon agreement of the remaining parties, this Agreement nonetheless continues in effect, the obligations of the terminating party and the other parties in respect of the terminating party shall cease and the terminating party will not have any liability to any other party hereunder and the other nonbreaching parties shall not have any liabilities to the terminating party; provided, however, that no such termination shall relieve the terminating party from liability for any willful breach of this Agreement prior to the effectiveness of such termination.

10.                                 Representations and Warranties; Covenants.  Each of EHI, JFL and each Consenting Holder represents and warrants to each other that the following statements are true, correct and complete, as to itself, as of the date hereof:

a.               Power and Authority.  It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

b.              Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

c.               Consents.  The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any national, federal, state or other governmental authority or regulatory body, except, in the case of effecting the Contingency Plan, such filings as may be required by applicable Bankruptcy Laws.  EHI represents and warrants to JFL and each Consenting Holder that (i) the consents of the Consenting Shareholders and JFL and its affiliates constitute all the consents necessary to effectuate the Charter Amendment, and (ii) it has no outstanding securities other than the Old Equity Securities, the Warrants and the Existing Notes.

d.              Binding Obligation.  This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

e.               Representation by Counsel.  Each party hereby acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

f.                 Investment Intent and Status.  Such Consenting Holder is acquiring the securities it receives in the Financial Restructuring (the “Applicable Securities”) for its own account for investment only and not with a view to, or for resale in connection with, any public sale or distribution thereof in violation of applicable securities laws.  Such Consenting Holder is (A) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (B) an institutional “accredited investor” as defined in subparagraph (1), (2), (3) or (7) of Rule 501(a) under the Securities Act.

g.              Adequate Information.  Such Consenting Holder has adequate information concerning the business, finances and operations, condition (financial and otherwise), results of operations, properties, plans and prospects of EHI to make an informed decision regarding the making of the Bridge Loans, the sale of the Existing Notes, or the reclassification of Old Equity Securities, as the case may be, in exchange for the Applicable Securities, and has independently and without reliance upon EHI made its own analysis and decision with respect thereto.  Such Consenting Holder and its advisors have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Applicable Securities, have all information deemed by them to be necessary or appropriate to evaluate the risks and merits of an investment in the Applicable Securities, and have received all information requested by them from EHI.  Such Consenting Holder has been afforded the opportunity to ask questions of EHI and has received satisfactory answers to any such inquiries.  Such Consenting Holder understands that its investment in the Applicable Securities involves a high degree of risk.

h.              No General Solicitation.  No form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) will be used by such party or any of its representatives in connection with the Financial Restructuring, including, but not limited to, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

i.                  No Litigation.  There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign, pending, or, to the knowledge of such party threatened, against or that affects such party that would reasonably be expected to prevent the consummation of or materially impair or materially delay any of the transactions contemplated by the Financial Restructuring.

j.                  No Registration.  Assuming the accuracy of the representations in Sections 10(f) and 10(h) above, EHI represents and warrants that it is not, and will not be, necessary in connection with the offer, sale and delivery of the securities by EHI in any of the transactions contemplated by the Financial Restructuring to register any such securities under the Securities Act.

k.               Disclosure.  Each of EHI and JFL represents and warrants that to their actual knowledge, there is no fact or condition that materially adversely affects or threatens the assets, business, prospects, financial condition, or results of operations of EHI and its subsidiaries (on a consolidated basis), or the consummation of the transactions contemplated by this Agreement, that has not been disclosed in writing to the Consenting Noteholders.  In addition, each of EHI and JFL covenants to and agrees with each Consenting Noteholder that no Restructuring Document (including any document incorporated by reference therein) provided to any holder of EHI’s securities in connection with the offering of any securities or the solicitation of any consents will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

l.                  Restricted Securities.  Such Consenting Holder acknowledges that the Applicable Securities will not be registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

11.                                 Effectiveness.  This Agreement shall not become effective and binding on the parties hereto unless and until counterpart signature pages hereto shall have been executed and delivered by the parties hereto.

12.                                 Amendments.  This Agreement may not be modified or amended except in writing signed by EHI, JFL and each Consenting Holder.

13.                                 Governing Law; Jurisdiction.  This Agreement shall be construed in accordance with, and this Agreement and all disputes hereunder shall be governed by, the laws of the State of New York, including without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Laws and Rule 327(b) of the New York Civil Practice Laws and Rules.  By its execution and delivery of this Agreement, each party hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding, shall be brought in any federal or state court of competent jurisdiction in the Borough of Manhattan of the City of New York.

14.                                 Specific Performance.  It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

15.                                 Survival.  Upon the closing of the Financial Restructuring or the termination of this Agreement in accordance with Section 9 hereof, the respective representations, warranties, covenants and agreements of the parties hereto shall terminate and shall not survive the termination of this Agreement.

16.                                 Headings.  The headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

17.                                 Limitation on Assignment; Successors and Permitted Assigns; Several Obligations.  None of the parties hereto may assign any of their respective rights or obligations under this Agreement.  This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives.  The agreements, representations and obligations of each of EHI, JFL and each of the Consenting Holders under this Agreement are, in all respects, several and not joint.

18.                                 Notice.  Notices given under this agreement shall be to:

If to JFL or EHI:

c/o J.F. Lehman & Company, Inc.
450 Park Avenue

New York, NY  10022
Attn:  Stephen L. Brooks
Fax:  212-634-1155

with a copy to:

Gibson Dunn & Crutcher LLP
200 Park Avenue, 47th Floor
New York, NY  10166
Attn:  Conor D. Reilly
Fax:  212-351-4035

If to the Consenting Noteholders:

Oaktree Capital Management, LLC
333 South Grand Avenue
Los Angeles, CA  90071
Attn:  Jordan Kruse
Fax:  (213) 830-6394

with copies to:

Oaktree Capital Management, LLC
1301 Avenue of the Americas, 34th Floor
New York, NY  10019
Attn:  Vincent Cebula
Fax:  (212) 284-1949

GFI Energy Ventures, LLC
11611 San Vincente Boulevard, # 710
Los Angeles, CA  90049
Attention:  Mr. Ian A. Schapiro
Fax:  (310) 442-0540

and

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA  90071
Attn:  Jeffrey H. Cohen
Fax:  (213) 687-5600

If to the Consenting Shareholders:

PPM America, Inc.
225 West Wacker Drive, Suite 1200
Chicago, IL  60606
Attn:  Joseph Dimberio
Fax:  (312) 634-0044

and

Indosuez Capital
666 Third Avenue, 9th Floor
New York, NY  10017
Attn:  Curt Lueker
Fax:  (646) 658-2203

with copies to:

Schwartz, Cooper, Greenberger & Krauss
180 North LaSalle Street, Suite 2700
Chicago, IL  60601
Attn:  James Greenberger
Fax:  (312) 782-8416

19.                                 Prior Negotiations; Exhibits.  This Agreement, together with all Exhibits hereto, supersede all prior negotiations and written and oral understandings and agreements with respect to the subject matter hereof and is intended as the final and complete expression of the parties’ agreement.  If there are any inconsistencies between the terms contained in this Agreement and in the Term Sheet, this Agreement shall control.  In the event of any inconsistency between the terms set forth in this Agreement or in the Term Sheet, on the one hand, and in any other Exhibit attached hereto, on the other hand, such Exhibit shall control.

20.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  Faxed signatures shall be valid and binding for all purposes.

21.                                 No Third Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity.

22.                                 Fees.  Other than fees and expenses relating to the Bridge Notes, the Credit  Facility Amendment, the Exchange Offer and for legal, tax and accounting work, no fees will be paid by EHI to JFL, POF or Power.  Accrued fee balances owing to JFL by EHI shall be cancelled for no consideration.  All of JFL, POF and Power shall be entitled to reimbursement for reasonable and customary out of pocket expenses (including fees and expenses of counsel).  Other than as specifically set forth in this Section 22, each party shall pay its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of this Agreement and the transactions contemplated hereby.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

ELGAR HOLDINGS, INC.

By:	/s/ John P. Mei
Name: John P. Mei
	Title:	Vice President, Finance, and Chief Financial Officer

J.F. LEHMAN EQUITY INVESTORS I, L.P.

By:	J.F.L. Investors, L.L.C., its general partner

By:	/s/ Donald Glickman
Name: Donald Glickman
Title: Managing Member

Consenting Shareholders:

JACKSON NATIONAL LIFE INSURANCE COMPANY

By:	PPM America, Inc., its Agent

By:	/s/ Joseph E. Dimberio
Name: Joseph E. Dimberio
Title: Partner

OLD HICKORY FUND I, L.L.C.

By: PPM America, Inc., as Manager

By:	/s/ Joseph E. Dimberio
Name: Joseph E. Dimberio
Title: Partner

INDOSUEZ ELECTRONICS PARTNERS

By:	Indosuez CM II, Inc., its Managing General Partner

By:	/s/ Thierry de Vergnes
Name: Thierry de Vergnes
Title: Vice President

By:	/s/ Michael Malcolmson
Name: Michael Malcolmson
Title: Vice President and Treasurer

Consenting Noteholders:

OCM PRINCIPAL OPPORTUNITIES FUND II, L.P.

By:	Oaktree Capital Management, LLC, its General Partner

By:	/s/ Stephen A. Kaplan
Name: Stephen A. Kaplan
Title: Principal

By:	/s/ Vincent J. Cebula
Name: Vincent J. Cebula
Title: Managing Director

OCM/GFI POWER OPPORTUNITIES FUND, L.P.

By:	GFI Energy Ventures LLC, its General Partner

By:	/s/ Ian Schapiro
Name: Ian Schapiro
Title: Chief Financial Officer

Exhibit A

Consenting Shareholders

	Number of Shares of Stock Beneficially Owned as of the Date Hereof (Excluding Accrued Dividends on Series A)
	Series A	Series B	Series C	No. of Warrants
Jackson National Life Insurance Company	7,880	525	420	557,500
Old Hickory Fund I, L.L.C.	120	8	6	8,490
Indosuez Electronics Partners	2,000	146	117	141,498

Consenting Bondholders

Beneficial Owner	Principal Amount of Existing Notes Beneficially Owned as of the Date Hereof
OCM Principal Opportunities Fund II, L.P.	$16,950,000
OCM/GFI Power Opportunities Fund, L.P.	$49,100,000